Exhibit 99.1

Pactiv Sales Rise 11 Percent; Reports Earnings Per Share from
Continuing Operations of $0.37

    LAKE FOREST, Ill.--(BUSINESS WIRE)--July 23, 2003--

      E.P.S. Excluding Pension Income and 2002 Restructuring Item
                         Increases 19 Percent

    Pactiv Corporation (NYSE:PTV) today announced earnings per share from continuing operations for the quarter ended June 30 of $0.37, a 3-percent decrease from $0.38 per share last year. Net income of $59 million decreased 2 percent compared with $60 million last year, reflecting a decline in non-cash pension income of $8 million after tax, or $0.04 per share. Second quarter 2002 earnings also included a benefit of $2 million, or $0.02 per share, from the partial reversal of a previously recorded restructuring charge. Excluding that benefit and all non-cash pension income in both years, earnings per share rose 19 percent.
    Sales of $810 million rose 11 percent from $728 million. Adjusting for the impact of foreign currency exchange, sales rose 8 percent driven by 5 percent volume growth and 3 percent price improvement.
    Second quarter gross margin was 29.5 percent compared with 32.1 percent last year due to the impact of higher raw material costs. Gross margin improved sequentially from 29.1 percent in the first quarter as the impact of higher pricing, improved productivity, and seasonal improvement in volume more than offset higher raw material costs.
    Operating margin was 14.8 percent compared with 16.6 percent last year and 13.2 percent in the first quarter. The decrease versus 2002 reflected the impact of higher raw material costs and lower non-cash pension income, while the sequential increase from the first quarter of 2003 was driven by improved pricing and productivity gains, as well as seasonal volume improvement that more than offset higher raw material costs. Free cash flow (cash provided by operating activities of $99 million less capital expenditures of $24 million) was $75 million.
    "Pactiv continues to perform well in spite of the difficult worldwide economic environment. Our strategy to drive growth both organically and through acquisitions, coupled with a company-wide focus on productivity improvement, continues to deliver strong operating performance. Strength in our Hefty(R) business, the impact of new product introductions, and the contribution of accretive acquisitions resulted in strong growth in the quarter. Successful pricing actions to offset higher raw material costs helped to improve margins over the first quarter, " said Richard L. Wambold, Pactiv's chairman and chief executive officer.
    For the six-month period, earnings per share from continuing operations was $0.64, even with last year, despite the decline in non-cash pension income of $14 million after tax, or $0.08 per share. Net income was $103 million, or $0.64 per share, versus $30 million, or $0.19 per share, last year. Six-month 2002 results included a charge of $72 million, or $0.45 per share, related to the cumulative effect of change in accounting principles from the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as well as the earlier noted partial reversal of a previously recorded restructuring charge. Sales of $1.53 billion increased 11 percent from $1.38 billion. Adjusting for the impact of foreign currency exchange, sales rose 8 percent.

    Consumer and Foodservice/Food Packaging

    Second quarter sales of $587 million increased 13 percent, reflecting 8 percent volume growth including acquisitions, as well as favorable pricing. Operating income of $99 million increased 8 percent compared with $92 million last year primarily as a result of volume growth, higher pricing, and productivity improvements, partially offset by the impact of higher raw material costs. Operating margin was 16.9 percent compared with 17.7 percent last year. Operating margin rose 2.3 percentage points from the first quarter of 2003 due to seasonal increases in volume and successful pricing actions to offset higher raw material costs.
    Hefty(R) consumer products had strong sales growth led by volume increases in tableware and food bags. Rollout of the four new Hefty(R) products launched this year continues on track and is meeting our targets for distribution. In addition, products introduced in the past two years, namely, Hefty(R) The Gripper(TM) tall kitchen bags and Hefty(R) Zoo Pals(TM) disposable children's plates continued to grow well.
    Significant sales growth in Foodservice/Food Packaging primarily reflected the impact of the 2002 acquisitions and price increases. On a combined basis, the Winkler and Jaguar acquisitions accounted for $39 million in sales in the quarter and were accretive to earnings.
    For the six-month period, sales of $1.09 billion rose 11 percent from $0.98 billion. Operating profit of $172 million grew 8 percent from $159 million. Operating margin was 15.8 percent compared with
16.3 percent.

    Protective and Flexible Packaging

    Second quarter sales for the Protective and Flexible Packaging segment of $223 million increased 8 percent compared with $207 million last year. Excluding the effect of foreign currency exchange, sales declined 1 percent.
    Operating income was $13 million compared with $20 million last year that included a $4 million partial reversal of a previously recorded restructuring charge. Operating margin was 5.8 percent, reflecting a decline in volume due to soft economic conditions worldwide, as well as the impact of the higher value of the euro on European exports. Pricing improved in the North American market; however, overall pricing in Europe did not improve due to weak demand.
    For the six months, sales rose 11 percent. Adjusting for the impact of foreign currency exchange, sales were even with last year. Operating profit was $27 million versus $34 million last year, which included the aforementioned $4 million restructuring item. Operating margin was 6.1 percent compared with 8.5 percent.

    Outlook

    The Company reiterates its outlook of 2003 earnings per share from continuing operations in a range of $1.40 to $1.46. While resin costs have begun to decline, natural gas and crude oil have stayed stubbornly high, making it somewhat difficult to assess the outlook for raw material costs in the second half. Assuming a stable resin environment and the current economic situation, the Company is comfortable with the middle of the estimated earnings per share range.
    Incorporated in the $1.40 to $1.46 estimate is non-cash pension income of approximately $37 million after tax, or $0.23 per share. Excluding pension income and the 2002 partial reversal of the previously recorded restructuring charge of $0.01, the 2003 outlook assumes earnings per share growth of approximately 25 to 30 percent.
    The Company also reiterates its estimate for 2003 free cash flow to be in a range of $220 million to $240 million.
    With regard to the third quarter, the Company is targeting earnings per share from continuing operations in the range of $0.36 to $0.38. As discussed previously, in the third quarter the Company will adopt FASB's FIN No. 46, Consolidation of Variable Interest Entities, to consolidate the properties covered by the Company's off balance sheet synthetic lease facility. This action will result in an increase in long-term debt and property, plant, and equipment of $169 million and $152 million, respectively. Consolidation of the synthetic lease facility will require the Company to recognize, as a cumulative effect of change in accounting principles, depreciation expense on the leased facilities from lease inception to June 30, 2003, which will negatively impact net income approximately $10 million, or $0.06 per share, but will not affect results from continuing operations. Going forward, earnings per share will be impacted negatively approximately $0.01 to $0.02 per share which is reflected in the full year 2003 outlook of $1.40 to $1.46 earnings per share from continuing operations.

    Other

    The attached "Operating Results by Segment" details the impact on sales of acquisitions and foreign currency exchange. Also, the attached "Regulation G GAAP Reconciliation" reconciles non-GAAP financial measures used in this press release with GAAP financial measures as required by Regulation G.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section and other statements such as "our strategy to drive growth...continues to deliver...". These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 52 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation, a $2.9 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 73 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.



                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                                         Three months    Six months
                                        ended June 30,  ended June 30,
                                          2003   2002    2003    2002


Sales                                   $  810 $  728  $1,527  $1,375

Costs and expenses
Cost of sales (excl.
 depr. and amort.)                         571    494   1,079     932
Depr. and amort.                            41     39      81      79
SG & A                                      79     74     153     150
Other exp.,  net                            (1)     -      (1)      -

Operating income before
 restructuring                             120    121     215     214
Restructuring                                -     (4)      -      (4)

Operating income                           120    125     215     218

Interest expense, net                       24     24      48      47
Income tax expense                          36     40      63      68
Minority interest                            1      1       1       1

Income from cont. oper.                     59     60     103     102
Cumulative effect of change
 in accounting principles                    -      -       -     (72)

Net income                              $   59 $   60  $  103  $   30

Avg. common shares
 outstanding (diluted)                   160.6  160.5   160.9   160.8

Earnings per share
Inc. from cont. oper.
 before restructuring                   $ 0.37 $ 0.36  $ 0.64  $ 0.62
Restructuring                                -   0.02       -    0.02


Income from
 cont. operations                         0.37   0.38    0.64    0.64

Cumulative effect of change
 in accounting principles                    -      -       -   (0.45)
Net income                              $ 0.37 $ 0.38  $ 0.64  $ 0.19

Gross margin
 (before depr. & amort.)                  29.5%  32.1%   29.3%   32.2%
Operating margin
 (before unusual item)                    14.8%  16.6%   14.1%   15.6%



                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                                June 30,  December 31,
                                                  2003       2002


Assets
Current assets
 Cash and temporary cash investments           $     168   $      127
 Accounts and notes receivable                       364          358
 Inventories                                         420          368
 Other                                                64           51

 Total current assets                              1,016          904

Property, plant, and equipment, net                1,358        1,366

Other assets
 Goodwill                                            610          612
 Intangible assets, net                              297          294
 Pension assets, net                                 179          170
 Other                                                65           66
 Total other assets                                1,151        1,142

 Total assets                                  $   3,525   $    3,412

Liabilities and shareholders' equity
Current liabilities
 Short-term debt, including current
  maturities of long-term debt                 $       6   $       13
 Accounts payable                                    246          217
 Other                                               263          271

 Total current liabilities                           515          501

Long-term debt                                     1,203        1,224
Other liabilities                                    778          769
Minority interest                                     21           21
Shareholders' equity                               1,008          897

 Total liabilities and
  shareholders' equity                         $   3,525   $    3,412



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows


(In millions)

Six months ended June 30,                             2003       2002

Operating activities
Income from continuing operations                   $  103    $   102
Adjustments to reconcile income
 from continuing operations to
 cash provided by continuing operations
   Depreciation and amortization                        81         79
   Deferred income taxes                                30         48
   Restructuring and other, net                          -         (4)
   Noncash retirement benefits, net                    (30)       (54)
   Working capital                                     (35)       (10)
   Other                                                 6         14
Cash provided
 by operating activities                               155        175

Investing activities
Net proceeds from sale of
 Businesses and assets                                   2          5
Expenditures for property, plant,
 and equipment                                         (51)       (53)
Acquisitions of businesses and assets                    -        (92)
Other                                                   (1)         1
Cash used by
 investing activities                                  (50)      (139)

Financing activities
Issuance of common stock                                 8          6
Purchase of common stock                               (44)       (35)
Retirement of long-term debt                           (28)        (8)
Net increase (decrease) in short-term debt,
 excluding current maturities
 of long-term debt                                      (1)        (3)
Cash used by
 financing activities                                  (65)       (40)

Effect of foreign-currency exchange rate
 changes on cash and temporary cash
 investments                                             1          2

Increase in cash and temporary
 cash investments                                       41         (2)
Cash and temporary cash
 investments, January 1                                127         41
Cash and temporary cash
 investments, June 30                               $  168    $    39



                          Pactiv Corporation
                    Operating Results by Segment
                            (In millions)

                                        Consumer &       Protective
                                       Foodservice/      & Flexible
                                      Food Packaging      Packaging
Three months ended June 30,             2003    2002    2003    2002

Sales                                  $ 587   $ 521   $ 223   $ 207
Acquisitions(a)                          (39)     (2)     (1)      -
Foreign exchange(b)                        -       1       -      19

Adjusted sales(c)                        548     520     222     226

Operating income before
 restructuring                            99      92      13      16
Restructuring                              -       -       -      (4)
Operating income                          99      92      13      20

                                            Other           Total
 Three months ended June 30,            2003    2002    2003    2002

 Sales                                 $   -   $   - $   810   $ 728
 Acquisitions(a)                           -       -     (40)     (2)
 Foreign exchange(b)                       -       -       -      20

 Adjusted sales(c)                         -       -     770     746

 Operating income before
  restructuring                            8      13     120     121
 Restructuring                             -       -       -      (4)
 Operating income                          8      13     120     125

                                        Consumer &        Protective
                                       Foodservice/       & Flexible
                                      Food Packaging       Packaging
Six months ended June 30,               2003    2002    2003    2002

Sales                                 $1,087   $ 977   $ 440   $ 398
Acquisitions(a)                          (74)     (2)     (3)      -
Foreign exchange(b)                        -       1       -      39

Adjusted sales(c)                      1,013     976     437     437

Operating income before
 restructuring                           172     159      27      30
Restructuring                              -       -       -      (4)
Operating income                         172     159      27      34

                                            Other           Total
Six months ended June 30,               2003    2002    2003    2002

Sales                                  $   -   $   -  $1,527  $1,375
Acquisitions(a)                            -       -     (77)    (2)
Foreign exchange(b)                        -       -       -      40

Adjusted sales(c)                          -       -   1,450   1,413
Operating income before
 restructuring                            16      25     215     214
Restructuring                              -       -       -      (4)
Operating income                          16      25     215     218

(a) Adjustment to sales for acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.



                          Pactiv Corporation

                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)

                                     Three months        Six months
                                     ended June 30,    ended June 30,
                                     2003     2002     2003     2002


Income from continuing
 operations - US GAAP
 basis                            $    59  $    60  $   103  $   102

Adjustments (net of tax)
 to exclude:
Restructuring and other           $     -  $    (2) $     -  $    (2)
Pension income                         (9)     (17)     (19)     (33)
Income from continuing
 operations excluding
  restructuring and
  pension income(a)               $    50  $    41  $    84  $    67

Average common shares
 outstanding (diluted)              160.6    160.5    160.9    160.8

Diluted earnings per
 share
Continuing operations -
 US GAAP basis                    $  0.37  $  0.38  $  0.64  $  0.64

Adjustments to exclude:
Restructuring and other
 charges                                -    (0.02)       -    (0.02)
Pension income                      (0.06)   (0.10)   (0.12)   (0.20)
Continuing operations
 excluding restructuring
 and pension income(a)            $  0.31  $  0.26  $  0.52  $  0.42

Percent change -
 2003 vs. 2002                         19%


(a) In accordance with generally accepted accounting principles (US
    GAAP), reported net income from continuing operations included the after-tax effects of pension income and, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
          Operating Income - Protective & Flexible Packaging

                                         Three months     Six months
                                        ended June 30,  ended June 30,
                                         2003   2002     2003   2002


Operating income -
 US GAAP  basis                         $  13  $  20    $  27  $  34

Adjustments to exclude:
Restructuring and other                     -     (4)       -     (4)

Operating income - excl.
 restructuring(b)                       $  13  $  16    $  27  $  30


(b) In accordance with generally accepted accounting principles (US
    GAAP), operating income for the Protective & Flexible Packaging segment included, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting operating income to exclude the effects of this item, the resulting operating income presents an operationally-oriented depiction of the Protective & Flexible Packaging segment's performance. The company's management uses operating income excluding restructuring to evaluate the segment's operating performance, to value various business units within the segment, and, along with other factors, in determining segment management compensation.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                      Outlook for Full Year 2003



                                     Year ended December 31,
                              2003 (Outlook)          2002 (Actual)
Diluted earnings per
 share                  High Estimate    Low Estimate

Continuing operations -
 US GAAP basis               $ 1.46       $  1.40       $   1.37

Adjustments to exclude:
 Restructuring and other
  charges                         -             -          (0.01)
 Pension income               (0.23)        (0.23)         (0.41)
 Continuing operations
  excluding restructuring
  and pension income(a)      $ 1.23       $  1.17       $   0.95


                                    Year ended December 31,
                              2003 (Outlook)          2002 (Actual)
Free cash flow
 (in millions)          High Estimate    Low Estimate

Cash flow provided by
 operating activities -
 US GAAP basis               $  390       $   350       $    384

Less: capital expenditures     (150)         (130)          (126)

 Free cash flow(b)           $  240       $   220       $    258


(a) In accordance with generally accepted accounting principles (US
    GAAP), reported net income from continuing operations includes the after-tax effects of pension income and, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

(b) "Free cash flow" is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes "free cash flow", as defined, provides a useful measure of the company's liquidity. The company's management uses "free cash flow" as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share purchases.

    CONTACT: Pactiv Corporation
             Christine Hanneman, 847-482-2429 (Investor Relations) channeman@pactiv.com
             Lisa Foss, 847-482-2704 (Media Relations) lfoss@pactiv.com